UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 16, 2017

Exactus, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-183360	27-1085858
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

4870 Sadler Rd, Suite 300, Glen Allen, VA 23060
(Address of principal executive offices)

(804) 205-5036
(Registrant’s telephone number)

____________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   [ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   [ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   [ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2017, Exactus, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Employment Agreement”) with Kelley Wendt that provides for her continued services as the Chief Financial Officer of the Company.

The initial term of the Employment Agreement will end on February 1, 2019 and will automatically renew for successive one (1) year terms, unless either party provides written notice of nonrenewal to the other party at least thirty (30) days prior to the expiration of the then current term. The Employment Agreement may be immediately terminated by the Company for “Cause” (as defined in the Employment Agreement) or by Ms. Wendt or the Company upon two (2) months’ advance written notice.

Ms. Wendt will receive an initial annual gross base salary of $90,000 (the “Annual Base Salary”) and is eligible to earn an annual performance bonus equal to up to 60% of her Annual Base Salary (the “Performance Bonus”) based upon performance criteria established by the Company from time to time. She also is eligible to participate in the Company’s stock incentive plan. Ms. Wendt will be entitled to receive up to twenty-five (25) days paid vacation each year and to participate in all employee health and welfare benefits plans for which she is eligible.

The Employment Agreement also includes covenants relating to non-disclosure of confidential information and non-competition, non-solicitation of customers, and non-solicitation and non-hiring of employees for a period of one year following termination of employment.

A copy of Ms. Wendt’s Employment Agreement is attached as Exhibit 10.1 to this report and incorporated by reference into this Item 5.02.

Item 9.01
Financial Statements and Exhibits

(d)
Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement between Exactus, Inc. and Kelley Wendt, effective as of March 16, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exactus, Inc.
Dated: March 22, 2017	/s/ Philip J. Young
Philip J. Young CEO

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement between Exactus, Inc. and Kelley Wendt, effective as of March 16, 2017